UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 17, 2015

Prudential Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-55084	46-2935427
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania	19145
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 17, 2015, certain amendments to the employment agreement between Prudential Savings Bank (the "Bank") and Jack E. Rothkopf (the "Employment Agreement") were approved by the Board of Directors of the Bank, the wholly owned subsidiary of Prudential Bancorp, Inc. (the "Company"), after first being considered by the Compensation Committee of the Board of Directors. The Employment Agreement with Mr. Jack E. Rothkopf was amended and restated primarily to revise the severance provisions. In the event that Mr. Rothkopf terminates his employment because of the Bank's failure to comply with any material provision of the Employment Agreement or the Employment Agreement is terminated by the Bank other than for cause, disability, retirement or death or in connection with a change in control, as defined in the Employment Agreement, Mr. Rothkopf will be entitled to the (i) payment of two times (previously one times) his average annual cash compensation (salary and cash bonuses) as cash severance and (ii) maintenance until the earlier to occur of the passage of two years or until the executive's full time employment with another employer, of the executive's participation in all employee benefit plans in which the executive was entitled to participate or similar plans, programs or arrangements if his continued participation is not permissible. The Employment Agreement continues to provide that benefits under the Employment Agreement will be reduced to the extent necessary to ensure that the executive does not receive any "parachute payment" as such term is defined under Section 280G of the Internal Revenue Code.

For additional information, reference is made to the Agreement included as Exhibit 10.1 hereto and which is incorporated herein by reference thereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)            Not applicable.

(b)            Not applicable.

(c)            On June 17, 2015, the Boards of Directors of the Company and the Bank appointed Jack E. Rothkopf as Chief Financial Officer of the Company and the Bank, effective July 1, 2015, succeeding Mr. Joseph Corrato, the current Executive Vice President and Chief Financial Officer. As previously announced, Mr. Corrato will become the President and Chief Executive Officer of each of the Bank and the Company on July 1, 2015 and October 1, 2015, respectively. Mr. Rothkopf also was designated as the Company's Chief Accounting Officer effective July 1, 2015. Mr. Rothkopf, age 52, currently serves as Senior Vice President and Treasurer of the Company and the Bank.  Mr. Rothkopf will continue to serve in such positions in addition to assuming his new position as Chief Financial Officer. Mr. Rothkopf has served as Senior Vice President and Treasurer of the Company since June 2013 and of the Bank since April 2013. From January 2006 to April 2013, he served as Vice President and Controller of the Bank and Prudential Bancorp, Inc. of Pennsylvania (the predecessor to the Company). Mr. Rothkopf joined Prudential Savings Bank in 2006. Prior to 2006, Mr. Rothkopf served as Assistant Vice President of Popular Financial Holdings, Marlton, New Jersey from October 2000 to January 2006. There are no arrangements or understandings between a director or executive officer of the Company and Mr. Rothkopf pursuant to which he was named as an executive officer of the Company. No directors or executive officers of the Company or the Bank are related to Mr. Rothkopf by blood, marriage or adoption. Mr. Rothkopf has received a loan from the Bank that was required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission and was so reported in the Company's proxy statement for the annual meeting of shareholders held in February 2015. Set forth below is information regarding the outstanding loan made by the Bank to Mr. Rothkopf where the amount involved exceeds $120,000 and the interest rate was reduced and loan origination fee was waived as permitted by applicable banking regulations.

	Largest Principal		Amounts Paid
	Amount	Amount	During Year
Year ended	Outstanding	Outstanding at			Interest
September 30,	During Year	Year-End	Principal	Interest	Rate
2014	$178,870	$174,081	$4,789	$5,521	3.125%

(d)            Not applicable.

(e)            As described in Item 1.01 to this Current Report on Form 8-K, the Bank entered into the Employment Agreement with Mr. Rothkopf dated as of June 17, 2015. For a description of the Employment Agreement, reference is made to Item 1.01 hereto. The Employment Agreement is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference thereto.

(f)            Not applicable.

Item 9.01            Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Exhibits

The following exhibit is included herewith.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Prudential Savings Bank and Jack E. Rothkopf dated as of June 17, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRUDENTIAL BANCORP, INC.

	By:	/s/Joseph R. Corrato
Joseph R. Corrato
Executive Vice President and Chief Financial Officer

Date: June 22, 2015

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Prudential Savings Bank and Jack E. Rothkopf dated as of June 17, 2015

5